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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The NATCO Group Inc. Employee Benefits Administration Committee:

We consent to the incorporation by reference in the registration statement (No. 333-111298) on Form S-8 of NATCO Group Inc. of our report dated June 28, 2004, with respect to the statements of net assets available for plan benefits of the NATCO Group Profit Sharing and Savings Plan as of December 31, 2003 and 2002, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2003, and the supplemental schedule H, Line 4a - schedule of delinquent participant contributions for the year ended December 31, 2003 and supplemental schedule H, line 4i -- schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 11-K of the NATCO Group Profit Sharing and Savings Plan.

/s/  KPMG LLP

Houston, Texas
June 28, 2004


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